Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Achieves Record Second Quarter 2004 Results

Sales Increase 40%; Earnings Up 58%; Cash Flow Grows 62%;
Margins Expand

Duluth, Georgia, July 28, 2004 ... Roper Industries, Inc. (NYSE: ROP) reported record diluted earnings per share (DEPS) of $0.63 in the second quarter of 2004, 58% higher than the prior-year quarter DEPS of $0.40 and at the high end of previously-issued guidance of $0.57-$0.63. The Company also reported record net sales of $232 million, an increase of 40%, from continued favorable organic growth trends and the December 2003 Neptune Technology Group Holdings (NTGH) acquisition.

“Second quarter results demonstrate the success of our growth strategy, with significant contributions from both existing businesses and acquisitions,” said Brian Jellison, Chairman, President and CEO of Roper Industries. “Our Neptune business had another strong quarter with double-digit revenue growth, and we continue to make important progress in our organic growth initiatives. Excluding net sales to Gazprom, we achieved our 6th consecutive quarter of organic growth, with double-digit performance in the second quarter.”

Leverage from revenue increases and the completion of restructuring activities earlier this year both contributed to significant margin expansion in the quarter. Operating margins increased over the prior-year quarter by 370 basis points to 17.5%, and EBITDA margins grew 560 basis points to 21.8%. Roper produced $41 million of operating profit and $51 million of EBITDA in this year’s second quarter.

Roper achieved record cash flow from operating activities of $40 million during the quarter, 62% higher than the prior year. These results included approximately $5 million from working capital improvements. The Company now expects full year cash flow of $150-$160 million versus its previous forecast of $140-$160 million. “Our focus on cash returns is driving exceptional cash flow performance,” said Mr. Jellison. “We could achieve even greater results depending on the pace of our continued working capital success. We are also well-positioned to produce as much as $3.74 of cash DEPS this year.”

As previously reported, late in the second quarter the Company acquired the power generation test business from R/D Tech, complementing Roper’s existing non-destructive evaluation systems business. This acquisition is expected to be accretive in 2005 after the completion of integration activities. Partly as a result of this acquisition and foreign currency exchange effects, the Company expects 2004 net sales to exceed its previous revenue guidance of $900-$925 million, even with a recent reduction in expected sales to Gazprom. Roper announced that it raised the lower end of its DEPS guidance range for the second consecutive quarter, increasing its estimates from $2.50-$2.70 to $2.58-$2.70, excluding inventory revaluation costs from recent acquisitions. The Company expects continued sequential strengthening in the third and fourth quarters of 2004, forecasting $0.68-$0.73 of DEPS in its third quarter and $0.75-$0.82 of DEPS in its fourth quarter.

Mr.     Jellison commented, “Despite lower sales to Gazprom, which now represents 1% or less of our expected net sales this year, we remain on track to achieve our plans for record sales, cash flow and earnings this year. Favorable market conditions and organic growth initiatives should produce sequentially higher revenues throughout the remainder of the year, further expanding our already high margins. Cash flows are expected to continue to grow, increasing the financial resources available to support our full pipeline of acquisition opportunities.”

Second Quarter Results by Segment

All comparisons are made against the year-ago period unless otherwise stated.

The Instrumentation segment posted $50 million of net sales in the second quarter, a 15% increase, driven by continued strength in petroleum analysis and materials testing markets. Operating profits increased 61% to over $8 million due to higher sales and benefits from restructuring activities completed in the prior year. Operating margins improved 490 basis points to 17%.

Excluding sales to Gazprom, second quarter net sales increased 31% in the Energy Systems & Controls segment due to strong activity with oil & gas and power utility maintenance customers. Total net sales increased 1% to $36 million. Operating profit grew 27% to $7 million in the quarter and operating margins improved 390 basis points to 19% as the segment realized the benefits of restructuring activities.

The Industrial Technology segment reported net sales of $101 million in the second quarter, 132% higher, due primarily to contributions from Neptune and organic sales gains throughout the segment. The segment produced a record $22 million of operating profit during the quarter and an operating margin of 22%.

Scientific & Industrial Imaging segment net sales rose 5% to $46 million, including sales of handheld instruments acquired as part of the NTGH transaction. Net orders increased 29%, supporting the Company’s expectations for a stronger second half for the segment. Operating profits increased 16% to $7 million, and operating margins increased 150 basis points to 16%.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Thursday, July 29, 2004. The call can be accessed via webcast or by dialing (800) 811-0667 (US/Canada) or +1 (913) 981-4901, using confirmation code 555496. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the passcode 555496.

Table 1: EBITDA (millions)

	Q2 2004	Q2 2003
Net earnings	$23.6	$12.7
Interest expense	6.8	4.4
Income tax expense	10.3	5.6
Depreciation & amortization expense	9.9	4.2

EBITDA	$50.6	$26.9

Table 2: Cash DEPS

2004 Forecast
DEPS	$2.54-$2.66
Add: Inventory revaluation charges from acquisitions	0.04

DEPS before inventory revaluation charges	$2.58-$2.70
Add: Depreciation & amortization expense per share (diluted)	1.04

Cash DEPS	$3.62-$3.74

Table 3: Sales to Gazprom (Millions)

	Q2 2004	Q2 2003
Sales to Gazprom	$0.7	$8.7

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Important risk factors include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

_________________

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	June 30, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$74,733	$70,234
Accounts receivable	161,833	150,856
Inventories	108,995	107,082
Deferred taxes	29,964	33,314
Other current assets	15,031	19,706

Total current assets	390,556	381,192

PROPERTY, PLANT AND EQUIPMENT, NET	75,840	78,461

OTHER ASSETS:
Goodwill	736,014	711,158
Other intangible assets, net	301,059	298,669
Deferred taxes	2,121	6,034
Other assets	39,665	39,481

Total other assets	1,078,859	1,055,342

TOTAL ASSETS	$1,545,255	$1,514,995

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$51,370	$45,412
Accrued liabilities	77,991	93,523
Deferred taxes	1,640	1,639
Current portion of long-term debt	20,184	20,923

Total current liabilities	151,185	161,497

NONCURRENT LIABILITIES:
Long-term debt	599,264	630,186
Deferred taxes	53,596	50,187
Other liabilities	18,829	17,344

Total liabilities	822,874	859,214

STOCKHOLDERS' EQUITY:
Common stock	381	372
Additional paid-in capital	328,552	293,402
Retained earnings	371,100	336,520
Accumulated other comprehensive earnings	45,655	48,989
Treasury stock	(23,307)	(23,502)

Total stockholders' equity	722,381	655,781

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,545,255	$1,514,995

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
 (Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net sales	$232,434	$166,055	$453,074	$315,498
Cost of sales	116,419	80,858	227,621	151,610

Gross profit	116,015	85,197	225,453	163,888
Selling, general and administrative expenses	75,307	62,203	151,773	117,613

Income from operations	40,708	22,994	73,680	46,275
Interest expense	6,836	4,382	13,739	8,635
Other income/(expense)	12	74	35	44

Earnings from continuing operations before
income taxes	33,884	18,686	59,976	37,684
Income taxes	10,334	5,604	18,292	11,305

Earnings from continuing operations	23,550	13,082	41,684	26,379
Loss from discontinued operations, net of tax benefit
of $240 and $480, respectively for 2003	0	410	0	910

Net Earnings	$23,550	$12,672	$41,684	$25,469

Earnings per share:
Basic:
Earnings from continuing operations	$0.64	$0.42	$1.13	$0.84
Loss from discontinued operations	$--	$(0.01)	$--	$(0.03)

Net Earnings	$0.64	$0.40	$1.13	$0.81

Diluted:
Earnings from continuing operations	$0.63	$0.41	$1.12	$0.83
Loss from discontinued operations	$--	$(0.01)	$--	$(0.03)

Net Earnings	$0.63	$0.40	$1.12	$0.80

Weighted average common and common
equivalent shares outstanding:
Basic	36,863	31,471	36,784	31,437
Diluted	37,468	31,780	37,375	31,747

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2004		2003		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$49,702		$43,316		$98,827		$85,838
Industrial Technology	100,961		43,437		194,079		83,603
Energy Systems & Controls	36,261		35,884		68,338		63,639
Scientific & Industrial Imaging	45,510		43,418		91,830		82,418

Total	$232,434		$166,055		$453,074		$315,498

Gross profit:
Instrumentation	$28,529	57.4%	$25,004	57.7%	$57,760	58.4%	$49,907	58.1%
Industrial Technology	43,027	42.6%	20,061	46.2%	80,512	41.5%	38,650	46.2%
Energy Systems & Controls	18,973	52.3%	17,473	48.7%	36,591	53.5%	32,200	50.6%
Scientific & Industrial Imaging	25,486	56.0%	22,659	52.2%	50,590	55.1%	43,131	52.3%

Total	$116,015	49.9%	$85,197	51.3%	$225,453	49.8%	$163,888	51.9%

Operating profit*:
Instrumentation	$8,435	17.0%	$5,234	12.1%	$17,830	18.0%	$12,842	15.0%
Industrial Technology	21,684	21.5%	9,403	21.6%	37,411	19.3%	18,192	21.8%
Energy Systems & Controls	6,848	18.9%	5,395	15.0%	11,649	17.0%	8,955	14.1%
Scientific & Industrial Imaging	7,385	16.2%	6,378	14.7%	14,380	15.7%	12,699	15.4%

Total	$44,352	19.1%	$26,410	15.9%	$81,270	17.9%	$52,688	16.7%

Net Orders:
Instrumentation	$49,132		$41,858		$97,560		$81,786
Industrial Technology	96,615		44,511		189,310		87,577
Energy Systems & Controls	31,851		45,013		65,745		67,835
Scientific & Industrial Imaging	45,429		35,211		90,499		72,970

Total	$223,027		$166,593		$443,114		$310,168

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $3,644 and $3,416 for the three months ended June 30, 2004 and 2003, respectively, and $7,590 and $6,413 for the six months ended June 30, 2004 and 2003, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Six months ended June 30,
	2004	2003
Net earnings	$41,684	$25,469
Depreciation	8,845	5,794
Amortization	10,766	2,295
Other, net	4,646	2,964

Cash provided by operating activities	65,941	36,522
Business acquisitions, net of cash acquired	(51,511)	(65)
Capital expenditures	(5,125)	(4,836)
Other, net	(1,307)	(1,516)

Cash used by investing activities	(57,943)	(6,417)
Debt payments, net	(30,752)	(17,272)
Issuance of common stock	28,873	--
Dividends	(7,104)	(5,514)
Other, net	6,183	2,575

Cash used by financing activities	(2,800)	(20,211)
Effect of exchange rate changes on cash	(699)	2,040

Net increase in cash and equivalents	4,499	11,934
Cash and equivalents, beginning of period	70,234	15,270

Cash and equivalents, end of period	$74,733	$27,204